[Moomjian & Waite, LLP Letterhead]

                                                                January 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20006

                  Re:   Dwango North America Corp.
                        Registration Statement on Form SB-2

Dear Sirs/Madams:

      We have acted as counsel for Dwango North America Corp., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 13,695,247 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of the Company, to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard, we have participated in the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") relating to the Shares. The Shares include an aggregate of 8,113,498 shares (the "Underlying Shares") of Common Stock issuable upon exercise of outstanding warrants and upon the conversion of convertible notes (collectively the "Derivative Securities") of the Company.

      We are of the opinion that (a) the Shares issued and outstanding on the date hereof are duly authorized, legally issued, fully paid and non-assessable and (b) the Underlying Shares, upon issuance in accordance with the terms of the respective Derivative Securities, will be duly authorized, legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                        Very truly yours,


                                        /s/ Moomjian & Waite, LLP
                                        ----------------------------------------
                                        Moomjian & Waite, LLP